CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Weave Communications, Inc. of our report dated March 23, 2022 relating to the financial statements, which appears in Weave Communications, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
March 23, 2022